FS Investment Corporation II 8-k

 Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Committed Over $250 Million Toward Proprietary Investments in the Fourth Quarter of 2013

PHILADELPHIA, PA, January 22, 2014 – FS Investment Corporation II (“FSIC II”), a business development company (“BDC”) focused primarily on investing in the debt securities of private U.S. companies, announced today that it committed over $250 million toward proprietary investments during the fourth quarter of 2013.

FSIC II made proprietary commitments in four transactions, which included investments in senior secured loans, collateralized debt and equity. In connection with the terms negotiated for select commitments, FSIC II received upfront fees and other economic benefits. Highlights from FSIC II’s fourth quarter proprietary investments include the following:

•	$125 million senior secured loan commitment to Cadillac Jack Inc., a leading designer, manufacturer and operator of slot machine and electronic bingo products, and a subsidiary of Amaya Gaming Group Inc.; and

•	$24.5 million senior secured loan and $2.5 million preferred equity commitment to CoSentry.Net, LLC, a leading provider of compliance ready data center solutions and professional technical services and a portfolio company of TA Associates.

“We are pleased to have added four proprietary investments to FSIC II’s portfolio during the final quarter of the year,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC II. “With our ability to co-invest across all of Franklin Square’s BDCs, we are able to leverage the combined buying power of our BDCs to invest in growing companies and alongside quality financial sponsors.”

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded BDC and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $63.3 billion in assets under management as of September 30, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages three BDCs with approximately $9.2 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of September 30, 2013.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.